CONTACT:
Mike Archer
Corporate Controller
Camden National Corporation
(207) 230-2058 or marcher@camdennational.com

FOR IMMEDIATE RELEASE
August 30, 2016

Camden National Corporation's Board Announces Three-for-Two Stock Split

CAMDEN, Maine - August 30, 2016 - Camden National Corporation (NASDAQ®: CAC; “Camden National” or the “Company”) announced today that its Board of Directors has approved a three-for-two stock split to be effected in the form of a stock dividend on the Company’s common stock. The three-for-two stock split is payable September 30, 2016, to its common shareholders of record at the close of business on September 15, 2016. Shareholders will receive cash in lieu of any fractional share of common stock that they otherwise would have been entitled to receive in connection with the split, except that participants in the Company’s Dividend Reinvestment & Direct Stock Purchase and Sale Plan will have fractional shares credited to their accounts. The price paid for fractional shares will be the closing price the last trading day immediately prior to record date.
“The Company has delivered strong financial results through the first six months of 2016 as we continue to realize the benefits of the strategic acquisition of SBM Financial, Inc., the parent company of The Bank of Maine," said Gregory A. Dufour, president and chief executive officer of Camden National. “We believe this stock split will place the market price of the Company's common stock in a more attractive range for investors and, by increasing the number of shares outstanding, we also expect this action will help increase the liquidity of the Company's common stock."
About Camden National Corporation
Camden National Corporation is the holding company of Camden National Bank and Acadia Trust, N.A. Headquartered in Camden, Maine, Camden National Corporation has $3.9 billion in assets and is the largest publicly traded bank holding company in Northern New England (NASDAQ: CAC). Camden National Bank is a full-service community bank that employs over 650 people, features a network of 63 banking centers and 85 ATMs in Maine, and offers state-of-the-art online and mobile banking resources as well as investment, insurance and financial planning services through its division, Camden Financial Consultants. With offices in Portland, Bangor, and Ellsworth, Acadia Trust, N.A. provides comprehensive wealth management, investment management and trust services to individual and institutional clients throughout Maine and New England. To learn more, visit www.CamdenNational.com.
Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “target,” or “goal,” or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.